Exhibit 99.1

EVERI REPORTS 2021 THIRD QUARTER RESULTS
Growth in Games and FinTech Segments Drives Quarterly Record Recurring Revenue
Raises Full-year Revenue and Earnings Guidance

Las Vegas – November 3, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced third quarter results for the period ended September 30, 2021.
Third Quarter 2021 Financial Highlights and Updated Full Year Outlook
As the third quarter 2020 financial results were significantly impacted by the COVID-19 pandemic, Everi believes a more meaningful comparison for its 2021 third quarter results and an indication of its growth is to the 2019 third quarter results, for which revenues and Adjusted EBITDA were higher than in the 2020 third quarter. Financial results for the 2021, 2020 and 2019 third quarter periods are presented in the Consolidated, Games and Financial Technology Solutions comparative results tables below.

•Revenues rose 25% to $168.3 million, compared to $134.6 million in the 2019 third quarter.
•Operating income more than doubled to a record $55.1 million compared to $27.3 million in the 2019 third quarter. Net income, inclusive of $34.4 million in pre-tax costs for the extinguishment of debt associated with the Company's refinancing of its outstanding debt in the quarter, decreased to $6.7 million, or $0.07 per diluted share, compared to $9.3 million, or $0.12 per diluted share, in the 2019 third quarter.
•Adjusted EBITDA, a non-GAAP financial measure, increased 40% to $90.6 million, compared to $64.7 million in the 2019 third quarter.
•Free Cash Flow, a non-GAAP financial measure, increased more than fivefold to a quarterly record of $56.3 million, compared to $11.1 million in the 2019 third quarter.
•Company now expects full year revenue of $645 million to $653 million, net income of $98 million to $100 million, Adjusted EBITDA of $342 million to $346 million and Free Cash Flow of $155 million to $160 million.
Michael Rumbolz, Chief Executive Officer of Everi, said, “The growth in our third quarter revenue, operating earnings and Free Cash Flow demonstrate the substantial ongoing momentum in our financial performance. We expect that further growth across both our Games and FinTech segments will continue for the remainder of this year and into 2022 and beyond. We expect to continue to benefit from the expansion of our installed base of leased gaming units, growth in ship share, same-store increases in financial access transactions, and the ongoing organic growth of our loyalty and regulatory compliance solutions. We believe the ongoing strength across both businesses and our deep pipeline of new offerings will drive consistent earnings and revenue growth as well as the continued generation of significant Free Cash Flow.

“The favorable customer reaction to our newest products at G2E® last month bolsters our confidence in our near- and long-term outlook. For our Games segment, the scale of our newest content continues to increase with well-received new themes introduced across the spectrum of premium video, premium mechanical, standard video, standard mechanical, and wide-area progressive (“WAP”) machines. New premium games such as Cashnado™ and Smokin’ Hot Stuff Wicked Wheel Fire and Ice® further demonstrated to customers our commitment to offer both new themes and support of our popular hit franchises, while our unique for-sale Cha Ching™ and Moneyline™ games for the high-performing Empire Flex® portrait cabinet highlight the creativity and innovation of our game design teams. Everi’s development teams continue to create products that raise the level of gaming entertainment and thereby offer an attractive return on the investments our customers make in our gaming products.

“Our portfolio of integrated FinTech products and services is more comprehensive and provides more value to casino operators than ever before and our newest offerings were similarly met with very favorable response at G2E. Our omni-channel, digital Cashclub Wallet® was a highlight of the show, including our demonstration of its seamless integration with our mobile-player loyalty offering. New products, such as MetersXpress™ and PitXpress™, which extends our Digital Neighborhood to the casino pit, provide key process efficiencies. With the strength and depth of our newest products and core offerings, Everi is favorably positioned to execute on our significant opportunities to gain market share and deliver consistent future growth across our Games and FinTech businesses.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended September 30,
	2021	2020	2019
	(in millions, except per share amounts)
Consolidated revenue	$168.3	$112.1	$134.6

Operating income	$55.1	$19.7	$27.3

Net income (loss)	$6.7	$(0.9)	$9.3

Net earnings (loss) per diluted share	$0.07	$(0.01)	$0.12

Diluted shares outstanding (1)	101.4	85.6	79.1

Adjusted EBITDA (2)	$90.6	$59.8	$64.7

Free Cash Flow (2)	$56.3	$22.8	$11.1

Principal amount of outstanding debt (3)	$1,000.0	$1,145.6	$1,157.0

Cash and cash equivalents	$215.6	$235.4	$275.7

Net Cash Position (4)	$88.6	$128.3	$33.3
(1) In December 2019, the Company completed a public offering of 11.5 million shares of common stock. Weighted average basic shares outstanding were 90.3 million, 85.6 million, and 72.3 million shares for the three months ended September 30, 2021, 2020, and 2019, respectively.
(2) For a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release.

(3) In the third quarter of 2021, the Company reduced its total outstanding debt to $1.0 billion through the successful issuance of $400 million of 5.000% senior unsecured notes due 2029 and $600 million of senior secured term loan, along with a $125 million revolving credit facility that is currently undrawn. In completing the transactions on August 3, 2021, the Company used cash on hand to pay the transaction fees and expenses and reduce the total debt outstanding by $144.6 million.
(4) For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available at the end of this release.

Third Quarter 2021 Results Overview
Results for the three-month period ended September 30, 2021 continued to reflect the impact of the COVID-19 pandemic, albeit to a lesser extent than recent quarterly periods. Third quarter 2020 results reflect a significant impact of COVID-19, while 2019 results were unimpacted by the pandemic.
Randy Taylor, Everi’s Chief Operating Officer, said, “Our strong quarterly financial results are directly correlated to the continued successful execution of our strategic growth initiatives, leading to consistent new demand for our products. A key driver of our operating momentum is the continued growth of our high-margin, recurring revenue streams, which increased to more than $131 million, a quarterly record. This strength translates to improved cash flow, which provides additional capital we can allocate towards return-focused investments in product innovation to drive sustainable growth, as well as the flexibility to pursue and successfully integrate and scale accretive bolt-on acquisitions.

“Growth in our FinTech business continues to reflect improvements in financial access services, loyalty and RegTech software solutions from new and existing customers, as well as double-digit growth in same-store financial access transactions and dollars processed. In addition, we are achieving consistent progress with the rollout of our cashless digital wallet offering which is now deployed across four jurisdictions at 15 casinos that have more than 32,000 gaming machines. This progress demonstrates our ability to offer industry-leading, integrated solutions that help our customers operate more efficiently and maximize funds delivered to their casino floors while providing their guests with a seamless experience.

“Our Games segment continues to benefit from placements of our higher-earning premium units, which grew to a record 7,351 units in the quarter, representing 45% of the total installed base. Third quarter sales of 1,176 electronic gaming machines reflect our growing ship share of replacement units, which we believe now approximate double-digit quarterly ship share. The strength of our for-sale games is also evidenced by the quarterly sequential growth in replacement sales achieved throughout 2021, compared to pre-pandemic periods. As the replacement cycle of electronic gaming machines returns to pre-pandemic levels, we expect the investments we have made in our Games business have positioned us to make consistent progress towards our new target of 15% ship share over the next several years.

“The operating performance of our two segments, together with a continued focus on costs, led to a record level of recurring revenue, operating income and Free Cash Flow generation of $56.3 million."

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2021	2020	2019
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations	$71.6	$47.0	$48.5
Gaming equipment and systems	24.2	10.2	19.6
Gaming other	—	—	1.2
Games total revenues	$95.8	$57.2	$69.3

Operating income (loss)	$30.2	$(0.4)	$3.1

Adjusted EBITDA (1)	$57.7	$32.9	$34.6

Capital expenditures	$19.3	$17.3	$30.3

Gaming operations information:
Units installed at period end:
Class II	9,525	9,115	9,188
Class III	6,896	6,141	5,084
Total installed base at period end (2)	16,421	15,256	14,272

Premium units (2)	7,351	6,141	4,395

Average units installed during period (2)	16,232	15,081	13,979

Daily win per unit ("DWPU") (3)	$42.74	$32.81	$33.95

Unit sales information:
Units sold	1,176	492	1,040
Average sales price ("ASP")	$18,014	$18,209	$17,983
(1) For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided at the end of this release.
(2) The ending and average installed base for all three periods includes all units, whether or not casinos were open and whether or not the games were active.
(3) Daily win per unit reflects the total of all units installed at casinos, inclusive of closed casinos and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2021 Third Quarter Games Segment Highlights
Games segment revenues increased to a quarterly record $95.8 million compared to $57.2 million and $69.3 million in the third quarter of 2020 and 2019, respectively, primarily reflecting growth in the installed base and in Daily Win per Unit ("DWPU") in gaming operations, as well as increased shipments of gaming machines.
Operating income increased to $30.2 million, compared to an operating loss of $0.4 million a year ago and operating income of $3.1 million in the third quarter 2019. The increase in operating income over the prior-year periods reflects the benefit of higher revenues, a revenue mix that includes a greater contribution from the higher-margin gaming operations business and lower amortization expense. Adjusted EBITDA increased to a quarterly record $57.7 million, from $32.9 million and $34.6 million in the third quarter of 2020 and 2019, respectively.
Gaming operations revenue grew to a quarterly record $71.6 million, compared to $47.0 million and $48.5 million in the third quarter of 2020 and 2019, respectively.
•Driven by the strength of higher-performing premium games, DWPU increased to $42.74 in the third quarter of 2021, compared to $32.81 and $33.95 in the third quarter of 2020 and 2019, respectively.
•The installed base as of September 30, 2021 was a record 16,421 units, an increase of 8%, or 1,165 units, compared to September 30, 2020. The installed base increased by 170 units on a quarterly sequential basis despite the previously announced convert-to-sale of 238 standard units in the 2021 third quarter.
◦In the third quarter, the Company extended terms of its placement fee arrangement with a significant multi-property tribal casino operator that secures 4,557 games, or 28% of the Company's current total installed base, until mid-2027 for an additional fee of $28.9 million to be paid in the 2021 fourth quarter.
•The premium portion of the installed base increased by 20%, or 1,210 units, year over year and by 390 units on a quarterly sequential basis to a record 7,351 units. This was the 13th consecutive quarterly sequential increase in premium units. Growth was in part driven by initial placements of Cashnado™ units along with incremental placements of the strong-performing The Vault™ game theme, as well as the Company's industry-leading premium mechanical reel games. The installed base of Wide-area Progressive (“WAP”) gaming machines, a subcategory of premium units, grew by 182 units year over year and 101 units on a quarterly sequential basis to 1,183 machines as of September 30, 2021, due in part to the launch of the Monsterverse™ game on the Empire DCX® cabinet and the installation of WAP units into commercial casinos in Nevada and New Jersey.
•Digital revenue rose 90% to $3.8 million compared to $2.0 million a year ago and more than triple the amount two years ago. Digital revenue growth reflects increased B2B revenue from the expanded base of iGaming operator sites featuring Everi's games – including new customer sites in New Jersey, Pennsylvania, and Michigan that went live during the quarter – along with a growing library of available slot content. Subsequent to quarter-end, Everi Digital went live in Ontario and Connecticut. The B2B revenue increase more than offset a decline in B2C revenue as the Company has de-emphasized its B2C social gaming operations, which it now expects will be fully closed by the end of 2021.
•Revenues from the New York Lottery systems business increased to $6.4 million compared to $1.1 million and $4.8 million in the third quarter of 2020 and 2019, respectively.
Gaming equipment and systems revenues generated from the sale of gaming units and other related parts and equipment totaled $24.2 million in the third quarter of 2021, compared to $10.2 million and $19.6 million in the third quarter of 2020 and 2019, respectively.
•The Company sold 1,176 new units at an average selling price (“ASP”) of $18,014 in the 2021 third quarter. This is an increase compared with 492 units at an ASP of $18,209 in the 2020 third quarter and 1,040 units at an ASP of $17,983 in the 2019 third quarter. Units sold and ASP do not include the 238 pre-owned convert-to-sale gaming machines at a customer location noted above.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)*

	Three Months Ended September 30,
	2021	2020	2019
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$46.4	$34.0	$43.1
Software and other	17.0	14.6	12.0
Hardware	9.0	6.2	10.2
FinTech total revenues	$72.4	$54.9	$65.3

Operating income	$24.9	$20.2	$24.2

Adjusted EBITDA (1)	$32.9	$26.8	$30.1

Capital expenditures	$4.8	$5.0	$5.7

Value of financial access transactions:
Funds advanced	$2,352.7	$1,767.6	$1,909.0
Funds dispensed	7,164.0	4,906.4	5,402.2
Check warranty	393.2	262.6	361.6
Total value processed	$9,909.9	$6,936.6	$7,672.8

Number of financial access transactions:
Funds advanced	3.3	2.6	3.0
Funds dispensed	28.6	21.1	25.0
Check warranty	0.9	0.7	0.9
Total transactions completed	32.8	24.4	28.9
* Rounding may cause variances.
(1)For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release.

2021 Third Quarter Financial Technology Solutions Segment Highlights
FinTech revenues for the 2021 third quarter increased to a record $72.4 million compared to $54.9 million and $65.3 million in the third quarter of 2020 and 2019, respectively. The growth over both years primarily reflects an increase in revenues from financial access services and software and other.
Operating income rose to $24.9 million compared to $20.2 million and $24.2 million in the third quarter of 2020 and 2019, respectively. The increase primarily reflects the benefit of higher revenues partially offset by an increase in research and development expense driven by an acceleration of new product development efforts, including new and enhanced loyalty products, the Company’s CashClub Wallet® digital technology solution and new RegTech offerings. Adjusted EBITDA was $32.9 million compared to $26.8 million and $30.1 million in the third quarter of 2020 and 2019, respectively.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased on a quarterly sequential basis to $46.4 million from $44.8 million in the second quarter 2021, reflecting continued strength in casino activity; and

were up 8% from the third quarter of 2019. Transactional activity on a same-store basis increased in the third quarter 2021 by a mid-teens percentage rate over the pre-COVID third quarter of 2019.
•Software and other revenues, which include loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenue, rose to a record $17.0 million, of which approximately 77% were of a recurring nature. This compares to total revenue of $14.6 million in the third quarter 2020, of which 76% were of a recurring nature, and $12.0 million in the third quarter 2019, of which 73% were of a recurring nature.
•Hardware sales revenues were $9.0 million, inclusive of significant shipments of self-service kiosks and other loyalty and financial access equipment for new casino openings and major expansions, in the third quarter 2021, compared to $6.2 million and $10.2 million in the third quarter of 2020 and 2019, respectively.
Balance Sheet and Liquidity
•During the 2021 third quarter, the Company completed a refinancing that reduced total debt by $144.6 million to $1.0 billion, decreased annual cash interest costs and extended maturities.
•As of September 30, 2021, the Company had cash and cash equivalents of $215.6 million and a Net Cash Position of $88.6 million.
•Early in the 2021 fourth quarter, the Company paid $28.9 million in a single lump sum to extend the term of its placement fee agreement with a significant customer.
Outlook
Everi today raised its previous guidance for full year 2021 results. The Company now expects net income of $98 million to $100 million, Adjusted EBITDA of $342 million to $346 million, and Free Cash Flow of $155 million to $160 million (inclusive of the $28.9 million fourth quarter placement fee noted above). The factors considered in Everi’s 2021 outlook include:
•Continued year-over-year growth in gaming operations revenues. Reflecting the recent increase in installed base and the additional growth anticipated in the later part of the fourth quarter, the Company expects the 2021 year-end installed base will approach or slightly exceed 17,000 units, inclusive of ongoing growth in premium unit placements. While reflecting usual fourth quarter influences, recent record-high DWPU is anticipated to remain above $40.00.
•Capital expenditures and placement fees collectively are expected to be $132 million to $134 million.
•Although not factored into its guidance, the Company is currently evaluating a potential significant change to income taxes related to the possible reversal of some portion of the Company's deferred tax asset valuation allowances during the 2021 fourth quarter. To the extent this materializes, a significant non-cash income tax benefit may be realized, which would likely result in a substantial full year income tax benefit and increased net income for the Company while not affecting cash taxes paid or Free Cash Flow.
•The Company’s 2021 outlook does not contemplate any additional meaningful impact from a macroeconomic or pandemic-related setback; it does reflect, however, the likelihood of receding government stimulus benefits and an increase in pressure on consumer discretionary spending.
A summary and reconciliation of the financial targets are included in a supplemental table at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2021 third quarter results at 11:00 a.m. ET (8:00 a.m. PT) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 3:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13724406. A replay will be available until November 10, 2021. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-downs of inventory, property and equipment and intangible assets, employee severance costs and other related expenses, litigation settlement received net of legal costs, foreign exchange loss, asset acquisition expense, non-recurring professional fees, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements address our expected future business and financial performance, and often contain words such as “goal,” “target,” "indication," “future,” “assume," "estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will,” “can,” “aim to,” “designed to,” “will provide,” or “favorably positioned” or similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements including guidance related to 2021 financial and operational metrics; regain or maintain revenue, earnings and Free Cash Flow momentum; sustain our overall growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; our debt leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness and fund working capital and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and daily win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ and gaming patrons’ preferences and demands for future services and product offerings; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated customer contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new and enhanced products and services, including third-party licensed content; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; global supply chain disruption; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 15, 2021. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.                            JCIR
William Pfund                                Richard Land, James Leahy
SVP, Investor Relations                        212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except earnings (loss) per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Games revenues
Gaming operations	$71,580	$46,968	202,941	106,513
Gaming equipment and systems	24,220	10,229	68,298	28,795
Gaming other	33	44	82	76
Games total revenues	95,833	57,241	271,321	135,384
FinTech revenues
Financial access services	46,421	33,979	129,973	80,986
Software and other	17,024	14,630	49,874	31,748
Hardware	9,024	6,248	28,829	16,004
FinTech total revenues	72,469	54,857	208,676	128,738
Total revenues	168,302	112,098	479,997	264,122
Costs and expenses
Games cost of revenues(1)
Gaming operations	5,675	4,245	15,776	10,471
Gaming equipment and systems	13,503	5,730	39,058	16,625
Gaming other	—	—	—	456
Games total cost of revenues	19,178	9,975	54,834	27,552
FinTech cost of revenues(1)
Financial access services	1,830	1,161	4,863	5,227
Software and other	1,063	859	3,196	2,057
Hardware	5,380	3,548	17,078	9,452
FinTech total cost of revenues	8,273	5,568	25,137	16,736
Operating expenses	47,121	34,927	133,320	115,428
Research and development	9,598	7,034	26,799	20,958
Depreciation	14,463	16,163	46,571	48,700
Amortization	14,596	18,693	43,680	57,312
Total costs and expenses	113,229	92,360	330,341	286,686
Operating income (loss)	55,073	19,738	149,656	(22,564)
Other expenses
Interest expense, net of interest income	14,257	18,905	50,488	56,226
Loss on extinguishment of debt	34,389	—	34,389	7,457
Total other expenses	48,646	18,905	84,877	63,683
Income (loss) before income tax	6,427	833	64,779	(86,247)
Income tax (benefit) provision	(319)	1,711	1,285	(3,434)
Net income (loss)	6,746	(878)	63,494	(82,813)
Foreign currency translation	(442)	359	(335)	(1,295)
Comprehensive income (loss)	$6,304	$(519)	$63,159	$(84,108)
(1) Exclusive of depreciation and amortization.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Earnings (loss) per share
Basic	$0.07	$(0.01)	$0.72	$(0.97)
Diluted	$0.07	$(0.01)	$0.64	$(0.97)
Weighted average common shares outstanding
Basic	90,322	85,556	88,688	85,102
Diluted	101,359	85,556	99,581	85,102

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At September 30,	At December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$215,551	$251,706
Settlement receivables	50,596	60,652
Trade and other receivables, net of allowances for credit losses of $4,788 and $3,689 at September 30, 2021 and December 31, 2020, respectively	95,200	74,191
Inventory	31,690	27,742
Prepaid expenses and other current assets	25,218	17,348
Total current assets	418,255	431,639
Non-current assets
Property and equipment, net	114,943	112,323
Goodwill	681,975	681,974
Other intangible assets, net	216,621	214,627
Other receivables	14,068	14,620
Other assets	20,181	21,996
Total non-current assets	1,047,788	1,045,540
Total assets	$1,466,043	$1,477,179
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Settlement liabilities	$177,582	$173,211
Accounts payable and accrued expenses	199,254	145,029
Current portion of long-term debt	6,000	1,250
Total current liabilities	382,836	319,490
Non-current liabilities
Long-term debt, less current portion	976,407	1,128,003
Deferred tax liability, net	19,782	19,956
Other accrued expenses and liabilities	14,250	17,628
Total non-current liabilities	1,010,439	1,165,587
Total liabilities	1,393,275	1,485,077
Commitments and contingencies
Stockholders’ equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 116,357 and 90,692 shares issued and outstanding at September 30, 2021, respectively, and 111,872 and 86,683 shares issued and outstanding at December 31, 2020, respectively	116	112
Additional paid-in capital	493,022	466,614
Accumulated deficit	(231,126)	(294,620)
Accumulated other comprehensive loss	(1,526)	(1,191)
Treasury stock, at cost, 25,664 and 25,190 shares at September 30, 2021 and December 31, 2020, respectively	(187,718)	(178,813)
Total stockholders’ equity (deficit)	72,768	(7,898)
Total liabilities and stockholders’ equity (deficit)	$1,466,043	$1,477,179

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$63,494	$(82,813)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	46,571	48,700
Amortization	43,680	57,312
Non-cash lease expense	3,400	3,615
Amortization of financing costs and discounts	3,234	3,111
Loss on sale or disposal of assets	1,616	111
Accretion of contract rights	6,966	5,345
Provision for credit losses	5,499	6,925
Deferred income taxes	(174)	(3,788)
Reserve for inventory obsolescence	1,610	1,810
Write-down of assets	—	11,281
Loss on extinguishment of debt	34,389	7,457
Stock-based compensation	12,404	10,108
Other non-cash items	—	456
Changes in operating assets and liabilities:
Settlement receivables	10,056	36,922
Trade and other receivables	(25,522)	6,682
Inventory	(5,569)	(10,614)
Prepaid expenses and other assets	(8,068)	(4,952)
Settlement liabilities	4,371	(93,622)
Accounts payable and accrued expenses	45,543	(5,814)
Net cash provided by (used in) operating activities	243,500	(1,768)
Cash flows from investing activities
Capital expenditures	(73,288)	(52,428)
Acquisitions, net of cash acquired	(15,000)	(15,000)
Proceeds from sale of property and equipment	215	141
Placement fee agreements	—	(3,021)
Net cash used in investing activities	(88,073)	(70,308)
Cash flows from financing activities
Proceeds from new term loan	600,000	—
Repayments of prior term loan	(735,500)	(13,500)
Proceeds from prior incremental term loan	—	125,000
Repayment of prior incremental term loan	(124,375)	(313)
Proceeds from prior revolver	—	35,000
Repayments of prior revolver	—	(35,000)
Proceeds from 2021 unsecured notes	400,000	—
Repayments of 2017 unsecured notes	(285,381)	(89,619)
Fees associated with debt transactions — new debt	(19,797)	—
Fees associated with debt transactions — prior debt	(20,828)	(11,128)
Proceeds from exercise of stock options	14,012	3,509
Treasury stock	(8,909)	(1,097)
Payment of acquisition contingent consideration	(9,875)	—
Net cash (used in) provided by financing activities	(190,653)	12,852
Effect of exchange rates on cash and cash equivalents	(237)	(1,370)
Cash, cash equivalents and restricted cash
Net decrease for the period	(35,463)	(60,594)
Balance, beginning of the period	252,349	296,610
Balance, end of the period	$216,886	$236,016

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At September 30,	At December 31,	At September 30,	A September 30,
	2021	2020	2020	2019
Cash available
Cash and cash equivalents (1)	$215,551	$251,706	$235,407	$275,706
Settlement receivables	50,596	60,652	33,126	56,035
Settlement liabilities	(177,582)	(173,211)	(140,229)	(298,490)
Net Cash Position	88,565	139,147	128,304	33,251

Undrawn revolving credit facility	125,000	35,000	35,000	35,000
Net Cash Available	$213,565	$174,147	$163,304	$68,251
(1) Cash and cash equivalents does not include $1.3 million, $0.6 million, $0.6 million, and $8.4 million of restricted cash at September 30, 2021 December 31, 2020, September 30, 2020, and September 30, 2019, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2021
	Games	FinTech	Total
Net income			$6,746
Income tax benefit			(319)
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			14,257
Operating income	$30,199	$24,874	$55,073

Plus: depreciation and amortization	23,300	5,759	29,059
EBITDA	$53,499	$30,633	$84,132

Non-cash stock compensation expense	1,904	2,048	3,952
Accretion of contract rights	2,330	—	2,330
Non-recurring professional fees and other	—	184	$184
Adjusted EBITDA	$57,733	$32,865	$90,598

Cash paid for interest			(9,858)
Cash paid for capital expenditures			(24,054)
Cash paid for income taxes, net			(409)
Free Cash Flow			$56,277

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2020
	Games	FinTech	Total
Net loss			$(878)
Income tax provision			1,711
Interest expense, net of interest income			18,905
Operating (loss) income	$(430)	$20,167	$19,738

Plus: depreciation and amortization	29,615	5,242	34,857
EBITDA	$29,185	$25,409	$54,595

Non-cash stock compensation expense	1,549	1,436	2,985
Accretion of contract rights	2,175	—	2,175
Adjusted EBITDA	$32,909	$26,845	$59,755

Cash paid for interest			(12,375)
Cash paid for capital expenditures			(22,294)
Cash paid for placement fees			(2,146)
Cash paid for income taxes, net			(133)
Free Cash Flow			$22,807

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2019
	Games	FinTech	Total
Net income			$9,315
Income tax benefit			(1,319)
Interest expense, net of interest income			19,297
Operating income	$3,073	$24,220	$27,293

Plus: depreciation and amortization	28,678	4,493	33,171
EBITDA	$31,751	$28,713	$60,464

Non-cash stock compensation expense	602	1,379	1,981
Accretion of contract rights	2,221	—	2,221
Adjusted EBITDA	$34,574	$30,092	$64,666

Cash paid for interest			(12,528)
Cash paid for capital expenditures			(35,959)
Cash paid for placement fees			(5,454)
Cash refunded for income taxes, net			362
Free Cash Flow			$11,087

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2021
	Games	FinTech	Total
Net income			$63,494
Income tax provision			1,285
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			50,488
Operating income	$76,064	$73,592	$149,656

Plus: depreciation and amortization	73,586	16,665	90,251
EBITDA	$149,650	$90,257	$239,907

Non-cash stock compensation expense	6,075	6,329	12,404
Accretion of contract rights	6,966	—	6,966
Litigation settlement, net	—	(1,107)	(1,107)
Asset acquisition expense, non-recurring professional fees and other	—	268	268
Adjusted EBITDA	$162,691	$95,747	$258,438

Cash paid for interest			(45,167)
Cash paid for capital expenditures			(73,288)
Cash paid for income taxes, net			(975)
Free Cash Flow			$139,008

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2020
	Games	FinTech	Total
Net loss			$(82,813)
Income tax benefit			(3,434)
Loss on extinguishment of debt			7,457
Interest expense, net of interest income			56,226
Operating (loss) income	$(47,671)	$25,107	$(22,564)

Plus: depreciation and amortization	90,087	15,926	106,013
EBITDA	$42,416	$41,033	$83,449

Non-cash stock compensation expense	5,237	4,871	10,108
Accretion of contract rights	5,345	—	5,345
Write-down of inventory, property and equipment and intangible assets	9,232	1,801	11,033
Employee severance costs and other expenses	1,578	1,122	2,700
Foreign exchange loss	83	1,199	1,282
Non-recurring professional fees	30	932	962
Other one-time charges	456	—	456
Adjusted EBITDA	$64,377	$50,958	$115,335

Cash paid for interest			(45,331)
Cash paid for capital expenditures			(52,428)
Cash paid for placement fees			(3,021)
Cash paid for income taxes, net			(81)
Free Cash Flow			$14,474

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2019
	Games	FinTech	Total
Net income			$20,661
Income tax benefit			(2,747)
Interest expense, net of interest income			60,130
Operating income	$8,729	$69,315	$78,044

Plus: depreciation and amortization	83,927	13,278	97,205
EBITDA	$92,656	$82,593	$175,249

Non-cash stock compensation expense	1,895	4,246	6,141
Accretion of contract rights	6,539	—	6,539
Write-down of inventory, property and equipment and intangible assets	843	—	843
Non-recurring professional fees	484	790	1,274
Adjusted EBITDA	$102,417	$87,629	$190,046

Cash paid for interest			(52,077)
Cash paid for capital expenditures			(81,642)
Cash paid for placement fees			(17,102)
Cash refunded for income taxes, net			69
Free Cash Flow			$39,294

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE YEAR ENDING DECEMBER 31, 2021
(In thousands)

	2021 Guidance Range (1)
	Low	High
Revenues	$645,000	$653,000

Projected net income	98,000	100,000
Projected income tax provision	3,000	4,000
Projected loss on extinguishment of debt	34,400	34,400
Projected interest expense, net of interest income	64,600	62,600
Projected operating income	$200,000	$201,000

Plus: projected depreciation and amortization	119,000	120,000
Projected EBITDA	$319,000	$321,000

Projected non-cash stock compensation expense	14,800	15,800
Projected accretion of contract rights	9,000	10,000
Projected asset acquisition expense and non-recurring professional fees	300	300
Projected litigation settlement, net	(1,100)	(1,100)
Projected Adjusted EBITDA	$342,000	$346,000

Projected cash paid for interest	(52,000)	(51,000)
Projected cash paid for capital expenditures	(100,000)	(102,000)
Projected cash paid for placement fees	(32,000)	(32,000)
Projected cash paid for income taxes, net of refunds	(3,000)	(1,000)
Projected Free Cash Flow	$155,000	$160,000
(1) All figures presented are projected estimates for the year ending December 31, 2021.
(2) This guidance assumes no change in deferred tax valuation allowances.